Exhibit 99.1

            Pactiv Reports Strong First Quarter Performance;
EPS from Continuing Operations Reaches $0.27 Driven by 11 Percent Sales Growth

    LAKE FOREST, Ill.--(BUSINESS WIRE)--April 23, 2003--

                      "Core" EPS Rises 31 Percent

    Pactiv Corporation (NYSE:PTV) today announced earnings per share from continuing operations for the quarter ended March 31 of $0.27, an increase of 4 percent from $0.26 per share last year. Net income from continuing operations of $44 million rose 5 percent from $42 million last year as strong volume increases, the impact of the Company's productivity program, and cost containment efforts more than offset a significant increase in raw material costs and lower pension income. "Core" earnings per share of $0.21 (which excludes the impact of non-cash pension income and the 2002 cumulative effect of change in accounting principles) rose 31 percent compared with $0.16 per share last year.
    Sales of $717 million rose 11 percent from $647 million. Adjusting for the impact of foreign currency exchange, sales rose 8 percent on unit volume growth of 8 percent.
    First quarter gross margin was 29.1 percent compared with 32.3 percent last year primarily as a result of higher raw material costs. Operating margin declined to 13.2 percent from 14.4 percent as the impact of a spike in raw material costs and lower pension income was partially offset by benefits of the productivity program and additional cost control measures. Free cash flow (cash provided by operating activities of $56 million less capital expenditures of $27 million) was $29 million.
    "We are very pleased to report another quarter of strong operating performance, despite significantly higher raw material costs, the impact of severe winter weather, and the effect of an uncertain economy on industry volume," said Richard L. Wambold, Pactiv's chairman and chief executive officer. "Volume growth was solid and showed an improving trend during the quarter, and we again benefited from our productivity program. The volume trends, coupled with the successful implementation of pricing actions to offset higher raw material costs, position the Company well for the balance of the year. In addition, the market is returning to a more normal state in terms of energy prices which, in turn, should reduce the pressure on plastic resin costs in the months ahead," Wambold continued.

    Business Segment Results

    Consumer and Foodservice/Food Packaging

    Consumer and Foodservice/Food Packaging sales of $500 million rose 10 percent from $456 million last year, while volume increased 11 percent. Operating income of $73 million increased 9 percent compared with $67 million last year as volume growth, productivity improvements, and cost containment efforts more than offset higher raw material costs. Operating margin of 14.6 percent was essentially even with last year.
    Hefty(R) consumer products posted strong volume increases driven by Hefty(R) One Zip(R) food storage bags and tableware. Hefty(R) The Gripper(TM) tall kitchen bags and Hefty(R) Zoo Pals(R) disposable plates introduced in 2002 continued to perform well.
    In the first quarter, the Company introduced Hefty(R) Hearty Meals(TM) disposable plates and bowls. These tableware items are designed for everyday use and are strong and deep to hold large portions. The rollout is on track, and the product is being well received.
    The Company also recently introduced its new and improved Hefty(R) Easy Flaps(R) tall kitchen bags with a stretch-and-grip feature that allows the bag to stretch to fit the can and stay put. This product is entering national distribution and continues the tradition of product improvement that has made Hefty(R) one of the most respected brands in the nation.
    In addition, the Company has broadened its seasonal offering of Hefty(R) One Zip(R) food bags and has introduced Hefty(R) Zoo Pals(R) slider bags. The Company plans to launch another new Hefty(R) product in the second quarter.
    In Foodservice/Food Packaging, volume grew significantly, benefiting from the impact of the 2002 acquisitions. Higher margin product lines such as microwaveable home meal replacement containers and agricultural packaging products continued to show strong growth.
    On a combined basis, the Winkler and Jaguar acquisitions added $35 million to sales in the quarter and were accretive to earnings. Integration activities related to the acquisitions are progressing well.

    Protective and Flexible Packaging

    First quarter sales for the Protective and Flexible Packaging segment of $217 million rose 14 percent. Excluding the favorable effect of foreign currency exchange, sales increased 3 percent on volume growth of 1 percent.
    Operating income of $14 million was even with last year. Operating margin was 6.5 percent compared with 7.3 percent last year reflecting the impact of higher raw material costs. The Company anticipates improved operating margins in this segment based on pricing actions taken and the expected moderation of raw material costs in the months ahead.

    Outlook

    The Company reiterates its outlook of 2003 earnings per share from continuing operations in a range of $1.40 to $1.46 based on continuing strong volume growth and the impact of price increases taken to offset higher raw material costs. Incorporated in this view is non-cash pension income of $60 million pretax, or $0.23 per share. The estimate for 2003 assumes "core" earnings per share growth of 25 to 30 percent. Free cash flow for 2003 is anticipated to be in a range of $220 million to $240 million, somewhat lower than earlier projections, primarily reflecting the impact of higher raw material costs on inventory valuation.
    With respect to the second quarter of 2003, the Company is targeting earnings per share from continuing operations in the range of $0.36 to $0.39.

    Other

    The attached "Operating Results by Segment" details the impact on sales of acquisitions and foreign currency exchange. Also, the attached "Regulation G GAAP Reconciliation" reconciles non-GAAP financial measures used in this press release with GAAP financial measures as required by Regulation G.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section and other statements such as "... position the Company well for the balance of the year", "...should reduce the pressure on plastic resin costs in the months ahead", "plans to launch another new Hefty(R) product", and "anticipates improved operating margins in this segment based on pricing actions taken and the expected moderation of raw material costs...". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 52 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation, a $2.9 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 73 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.

                         Pactiv Corporation
                   Consolidated Statement of Income

(Dollars in millions, except per-share data)

                               Three months ended March 31,
                                     2003           2002

Sales                              $  717      $   647

Costs and expenses
Cost of sales (excl.
 depr. and amort.)                    508          438
Depr. and amort.                       40           40
SG & A                                 74           76

Operating income                       95           93

Interest expense, net                  24           23
Income tax expense                     27           28

Income from cont. oper.                44           42
Cumulative effect of change
 in accounting principles               -          (72)

Net income                         $   44      $   (30)

Avg. common shares
 outstanding (diluted)              161.3        160.9
Earnings per share

Income from
 cont. operations                  $ 0.27      $  0.26
Cumulative effect of change
 in accounting principles               -        (0.45)
Net income                         $ 0.27      $ (0.19)

Gross margin
 (before depr. & amort.)             29.1%        32.3%
Operating margin                     13.2%        14.4%


                         Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                     March 31,         December 31,
                                       2003                2002
Assets
Current assets
 Cash and temporary cash investments  $  134               $  127
 Accounts and notes receivable           360                  358
 Inventories                             416                  368
 Other                                    59                   51

 Total current assets                    969                  904

Property, plant, and equipment, net    1,353                1,366

Other assets
 Goodwill                                618                  612
 Intangible assets, net                  293                  294
 Pension assets, net                     175                  170
 Other                                    63                   66
 Total other assets                    1,149                1,142
 Total assets                          3,471                3,412

Liabilities and shareholders' equity
Current liabilities
 Short-term debt, including current
  maturities of long-term debt        $    5               $   13
 Accounts payable                        241                  217
 Other                                   269                  271

 Total current liabilities               515                  501

Long-term debt                         1,205                1,224
Other liabilities                        769                  769
Minority interest                         21                   21
Shareholders' equity                     961                  897

 Total liabilities and
  shareholders' equity                $3,471               $3,412


                         Pactiv Corporation
               Consolidated Statement of Cash Flows

(In millions)

Three months ended March 31,                  2003       2002

Operating activities
Income from continuing operations           $   44     $   42
Adjustments to reconcile income
 from continuing operations to
 cash provided by continuing operations
   Depreciation and amortization                40         40
   Deferred income taxes                        13         14
   Noncash retiree benefits                    (15)       (26)
   Working capital                             (30)        (9)
   Other                                         4         10
Cash provided
 by operating activities                        56         71

Investing activities
Net proceeds from sale of
 businesses and assets                           -          1
Expenditures for property, plant,
 and equipment                                 (27)       (27)
Acquisitions of businesses and assets            -        (13)
Other                                            -          1
Cash used by
 investing activities                          (27)       (38)

Financing activities
Issuance of common stock                         5          2
Purchase of common stock                         -        (27)
Retirement of long-term debt                   (27)         -
Net decrease in short-term debt,
 excluding current maturities
 of long-term debt                               -         (3)
Cash used by
 financing activities                          (22)       (28)

Increase in cash and temporary
 cash investments                                7          5
Cash and temporary cash
 investments, January 1                        127         41
Cash and temporary cash
 investments, March 31                      $  134     $   46


                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                        Consumer &       Protective
                                       Foodservice/      & Flexible
                                      Food Packaging      Packaging
Three months ended March 31,          2003     2002     2003     2002

Sales                               $  500   $  456   $  217   $  191
Acquisitions(a)                        (35)       -       (2)       -
Foreign exchange(b)                      -        -        -       20

Adjusted sales(c)                      465      456      215      211

Operating income                        73       67       14       14


                                          Other              Total
Three months ended March 31,          2003     2002     2003     2002

Sales                               $    -    $   -   $  717   $  647
Acquisitions(a)                          -        -      (37)       -
Foreign exchange(b)                      -        -        -       20

Adjusted sales(c)                        -        -      680      667

Operating income                         8       12       95       93

(a) Adjustment to sales for acquisitions.
(b) Adjustment for impact of change in foreign-currency exchange rates on prior-year sales.
(c) Sales adjusted for acquisitions and foreign exchange.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation

(In millions, except per-share amounts)

                                       Three months ended March 31,
                                           2003             2002

Reported net income                      $   44            $   (30)
Adjustments (net of tax)
 for:
Cumulative effect of
 change in accounting
 principles(a)                                 -                72
Pension income                               (10)              (16)
"Core" earnings(b)                       $    34           $    26

Average common shares
 outstanding (diluted)                     161.3             160.9

Reported earnings per
 share                                   $  0.27           $ (0.19)
Adjustments (net of tax)
 for:
Cumulative effect of
 change in accounting
 principles (a)                                -              0.45
Pension income                             (0.06)            (0.10)
"Core" earnings per share (b)            $  0.21           $  0.16

(a) In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No 142, "Goodwill and Intangible Assets." Effective January 1, 2002, the company adopted SFAS No. 142 and recorded a goodwill-impairment charge of $83 million, $72 million after tax, or $0.45 per share, as a cumulative effect of change in accounting principles in the first quarter of 2002.

(b) In accordance with generally accepted accounting principles, reported net income included the after-tax effects of pension income and the 2002 cumulative effect of change in accounting principles. The company's management believes that by adjusting reported net income to exclude the effects of these items, the resulting "core" earnings present a more accurate depiction of the company's true operating performance. The company's management uses core earnings to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847/482-2429 channeman@pactiv.com
             Lisa Foss (Media Relations), 847/482-2704 lfoss@pactiv.com